Exhibit 10.42

Director Compensation Summary

Non-management directors receive an annual retainer of $150,000 per year, $60,000 of which will be paid in cash and $90,000 of which is paid in stock units or restricted stock (as described below), though a director may elect to receive all of his compensation in stock units or restricted stock. Non-management directors also received a one-time cash award of $25,000 upon their election, concurrent with the closing of the Company’s initial public offering. The Chairman of the Board receives an additional $15,000 annual retainer, the Chairman of the Audit Committee receives an additional $20,000 annual retainer, the Chairman of the Compensation Committee receives an additional $10,000 annual retainer and the Chairman of the Nominating and Governance Committee receives an additional $5,000 annual retainer. Members of the Audit Committee receive an additional $10,000 annual retainer and members of the Compensation Committee receive an additional $5,000 annual retainer.  Commencing with the May 2005 Annual General Meeting, the compensation for the Nominating and Governance Committee will be on the same basis as that of the Compensation Committee, with members of the Nominating and Governance Committee receiving an additional annual retainer of $5,000 and the Chairman of the Nominating and Governance Committee receiving an additional annual retainer of $10,000.  The Company will generally not pay a fee for attendance at board or committee meetings, though the Chief Executive Officer has the discretion to pay attendance fees of $2,000 for extraordinary or special meetings.

An initial (one-time) grant of restricted shares with a value of $100,000 was awarded to each non-management director upon his initial election upon closing of the IPO. These restricted shares will vest on the day immediately prior to the third annual shareholders meeting at which directors are elected following the grant of the shares.

Retainer equity awards were granted upon completion of the IPO and will be granted annually thereafter (usually on the date of the Company’s annual shareholders’ meeting) in the form of stock units until the share ownership guidelines set forth in the next paragraph have been met. The first 10,000 stock units awarded to each director will become non-forfeitable on the day immediately prior to the first annual shareholders meeting at which directors are elected following the grant of the units. The issuance of Common Shares for these units will be mandatorily deferred until six months after termination of the director’s service on the Board of Directors. After the share ownership guidelines discussed below are met, directors may elect to receive their annual retainer equity award in the form of either restricted shares that vest on the day immediately prior to the first annual shareholders meeting at which directors are elected following the grant of the shares, or stock units that become non-forfeitable on the day immediately prior to the first annual shareholders meeting at which directors are elected following the grant of the units, with the issuance of Common Shares deferred to a later date chosen by the director. Stock units cannot be sold or transferred until the Common Shares are issued. Dividend equivalents will be credited to stock units and reinvested as additional stock units.

The Board of Directors has recommended that each director own at least 10,000 Common Shares within three years after joining the board. Common Shares represented by stock units will count toward that guideline, though restricted shares awarded upon a director’s initial election will not.